AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 2003

                           REGISTRATION NO. 333-109016

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                               Amendment No. 1 to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                              STAKE TECHNOLOGY LTD.
             (Exact name of registrant as specified in its charter)

                                     Canada
         (State or other jurisdiction of incorporation or organization)

                                 Not Applicable
                     (I.R.S. Employer Identification Number)

                                 2838 Highway 7
                         Norval, Ontario, Canada L0P 1K0
                                 (905) 455-1990
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                                STEVEN R. BROMLEY
              Executive Vice President and Chief Financial Officer
                              Stake Technology Ltd.
                                 2838 Highway 7
                         Norval, Ontario, Canada L0P 1K0
                                 (905) 455-1990
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

                                    Copy to:
                             Robert T. Lincoln, Esq.
                       Dunnington, Bartholow & Miller LLP
                                666 Third Avenue
                               New York, NY 10017
                                 (212) 682-8811

        Approximate date of commencement of proposed sale to the public:
     From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                   ----------

                                   PROSPECTUS

                                 196,809 Shares
                              STAKE TECHNOLOGY LTD.
                        Common Shares, Without Par Value

This Prospectus relates to the offer and sale of up to 196,809 Common Shares, without par value (the "Shares") of Stake Technology Ltd. by the selling security holders identified in this Prospectus. We originally issued the Shares offered by this Prospectus to the selling security holders in connection with our acquisition of 100% of the outstanding shares of Integrated Drying Systems Inc. ("IDS") and its wholly-owned subsidiaries, Kettle Valley Dried Fruits Ltd. and Kettle Valley Dried Fruits Inc. We agreed in connection with this acquisition to register for resale the Shares issued to the IDS shareholders, and also agreed to bear the expenses of the registration of the Shares. We will not receive any of the proceeds from the possible sale of the Shares by the selling security holders. See "RECENT DEVELOPMENTS" on page 5.

Our Common Shares are traded on the Nasdaq Smallcap Market under the symbol "STKL" and are listed and posted for trading on the Toronto Stock Exchange under the symbol "SOY".

On September 26, 2003, the last reported sale price for the Common Shares on the Nasdaq Smallcap Market was $9.19 per share.

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INVESTING IN THE COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
FACTORS" BEGINNING ON PAGE 7.

--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                 THE DATE OF THIS PROSPECTUS IS OCTOBER 1, 2003

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Forward-Looking Statements............................................         2
Presentation of Financial and Other Information.......................         2
Exchange Rate Information.............................................         3
Documents Incorporated by Reference...................................         3
Prospectus Summary....................................................         4
Recent Developments...................................................         5
Risk Factors..........................................................         7
Use of Proceeds ......................................................        11
Description of Securities.............................................        11
Dividend Policy.......................................................        12
Selling Security Holders..............................................        12
Plan of Distribution..................................................        13
Legal Matters.........................................................        14
Experts...............................................................        14
Transfer Agent and Registrar..........................................        14
Indemnification of Directors and Officers.............................        14
Enforceability of Civil Liabilities ..................................        15
Where You Can Find More Information...................................        15

THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT STAKE TECHNOLOGY LTD. AND ITS SUBSIDIARIES THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO SECURITY HOLDERS UPON WRITTEN OR ORAL REQUEST.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                           FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Generally, these forward-looking statements include but are not limited to, statements about our plans, objectives, expectations, intentions and other statements, contained in this Prospectus or incorporated by reference, that are not historical facts. You can identify these statements by forward-looking words, such as "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," "may," "will" and "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other forward-looking information. We caution readers that these forward-looking statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control and may influence the accuracy of the statements and projections upon which the statements are based. The factors listed in the section captioned "Risk Factors" as well as any cautionary language in this Prospectus provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our Common Shares, you should be aware that the occurrence of the events described in the "Risk Factors" section and elsewhere in this Prospectus could have a material adverse effect on our business, operating results and financial condition.

                 PRESENTATION OF FINANCIAL AND OTHER INFORMATION

The Company's financial statements have been prepared in accordance with the accounting principles generally accepted in Canada ("Canadian GAAP"). For disclosure of the principal differences between Canadian GAAP and the accounting principles generally accepted in the United States, see Note 18 to the Audited Consolidated Financial Statements for the year ended December 31, 2002 and Note 14 to the Interim Consolidated Financial Statements for the six months ended June 30, 2003. We publish our Audited Consolidated Financial Statements in U.S. dollars. All dollar amounts in this Prospectus are expressed in United States dollars "$". Amounts expressed in Canadian dollars are preceded by the symbols "CDN. $".

                            EXCHANGE RATE INFORMATION

The following table sets forth information with respect to the noon exchange rates of the Canadian dollar into United States currency during the eight month period ended August 31, 2003 and the twelve month period ended December 31,2002.
(1) The rate of exchange for the Canadian dollar, expressed in US dollars, in effect at the end of the period (2) the average of exchange rates in effect on the last day of each month during the applicable period and (3) the high and low exchange rates during the applicable period.

================================================================================
RATES                             August 31, 2003              December 31, 2002
--------------------------------------------------------------------------------
Last Day (1)                          $0.7216                       $0.6331

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Average (2)                           $0.6928                       $0.6373

--------------------------------------------------------------------------------
High (3)                              $0.7491                       $0.6618

--------------------------------------------------------------------------------
Low (3)                               $0.6381                       $0.6199

================================================================================

On September 26, 2003 the closing rate payable in U.S. dollars for each Cdn $1.00 as reported by the Bank of Canada was U.S. $.7391.

                       DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" into this Prospectus information we file with the SEC in other documents. This means that we can disclose important information by referring you to other documents that we file with the SEC. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and future filings we will make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the offering of these shares is terminated:

(1) Amendment No. 4 to our Annual Report on Form 10-K for the year ended December 31, 2002, filed July 14, 2003, SEC file no.0-9989.

(2) Our Quarterly Report on Form 10-Q for the six months ended June 30, 2003, filed August 14, 2003, SEC file no. 0-9989.

(3) Our Information Circular and Proxy Statement filed May 21, 2003 relating to our 2003 Annual and Special Meeting of Shareholders held on June 18, 2003.

(4) Our Current Reports on Form 8-K filed August 12, 2003, SEC file no. 0-9989; August 11, 2003, SEC file no. 0-9989; and February 5, 2003, SEC file no. 0-9989.

(5) Amendment No. 1 to our Current Report on Form 8-K filed February 14, 2003, SEC file no. 0-9989.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                               PROSPECTUS SUMMARY

This summary highlights some information from this Prospectus. It is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes to the consolidated financial statements, incorporated by reference in this Prospectus. You should read the full text of, and consider carefully, the more specific details contained in or incorporated by reference in this Prospectus. When used in this Prospectus, the terms "Company" "Stake," "we," "our," "ours" and "us" refer to Stake Technology Ltd. and its consolidated subsidiaries, unless the context requires otherwise, and not to the selling security holders.

Our Business

Stake Technology Ltd. ("Stake" or the "Company") operates in three principal businesses; (1) sourcing, processing, packaging and distribution of natural and organic food products, (2) processing, distribution and recycling of environmentally responsible industrial mineral products and (3) engineering and marketing of a proprietary clean pulping system using patented steam explosion technology.

The Company was incorporated under the laws of Canada on November 13, 1973. The principal executive offices are located at 2838 Highway 7, Norval, Ontario, Canada, L0P 1K0, telephone: (905) 455-1990, fax: (905) 455-2529, e-mail:
info@staketech.com and web site: www.staketech.com.

The Food Group, which represented approximately 80% of the Company's fiscal 2002 consolidated revenues, consists of the SunRich Food Group ("SunRich"), recently acquired Opta Food Ingredients, Inc. ("Opta") and the newly formed Canadian Organic Food Group. These groups form the backbone of the Company's vertically integrated food operations, focused on the natural and organic foods markets. The Company is currently integrating these operations in order to leverage efficiencies and cost savings, maximize product and processing capabilities and develop a solid platform to support continued growth in the natural and organic foods sectors. SunRich produces organic and non-genetically modified (non-GMO) food ingredients with a specialization in soy and other natural and organic food products. SunRich is headquartered at 3824 - 93rd Street S.W., Hope, Minnesota, 56046-0128, telephone: (507) 451-3316, fax: (507) 451-2910. Opta is the world's largest supplier of oat fibre to the food industry based on management's estimate of these markets. Its mission is to resolve its customers' product formulation challenges through innovating, manufacturing and selling proprietary ingredients to improve the nutritional content, healthfulness, texture and taste of foods. Opta is headquartered at 25 Wiggins Avenue, Bedford, Massachusetts, 01730, telephone: (781) 276-5100, fax (781) 276-5101. The Canadian Organic Food
Group consists of the 2002 acquisitions of Wild West Organic Harvest Co-operative Association ("Wild West") of Richmond, British Columbia, Simply Organic Co. Ltd. ("Simply Organic") of Toronto, Ontario and Organic Kitchen of Toronto, Ontario, Sunrich Valley, a new division launched in 2002, and the 2003 acquisition of Kettle Valley Dried Fruits Ltd. and its related companies ("Kettle Valley"). Wild West specializes in the distribution of natural and organic foods throughout Western Canada. Simply Organic is a growing natural and organic foods distribution business serving the Central Canada market. Organic Kitchen provides organic feeds and partners with processors to market organic poultry and other organic meat products. Sunrich Valley markets a full line of organic dairy products under the trademark Mu. Kettle Valley operates from facilities in Summerland, B.C. where it produces natural and organic fruit bars and fruit leathers with an apple base and markets these products under the Kettle Valley Real Fruit Snacks and Frunola brands.

The Environmental Industrial Group, which represented approximately 20% of fiscal 2002 consolidated revenues, consists of BEI/PECAL, a division of the Company, Temisca Inc., Virginia Materials Inc. ("Virginia Materials") and International Materials & Supplies, Inc. ("International Materials"). The Environmental Industrial Group processes, sells and distributes abrasives and other industrial minerals to the foundry, steel and marine/bridge cleaning industries; sources specialty sands and garnets for the water filtration industry; and recycles inorganic materials under special permits from government authorities at both its Waterdown, Ontario and Norfolk, Virginia sites. The Environmental Industrial Group is located at 407 Parkside Drive, Waterdown, Ontario, L0R 2H0, telephone: (905) 689-6661, fax: (905) 689-0485.

The Steam Explosion Technology Group is located on the corporate property of the Company in Norval, Ontario. This division holds a number of patents on its steam explosion process and is marketing a clean pulping system with a special focus on China, the world's largest user of non-woody pulp. The Steam Explosion Technology uses high temperature and pressure rather than chemicals to process non-woody fibres into pulp which can be used to produce various paper products. The Steam Explosion Group is also pursuing opportunities to leverage this technology to North American companies for food grade applications, primarily to convert complex sugars into food grade sweeteners. The Steam Explosion Technology Group is located at 2838 Hwy 7, Norval, Ontario, L0P 1K0, telephone:
(905) 455-1990, fax: (905) 455-2529.

                               RECENT DEVELOPMENTS

Change of Corporate Name

At the annual and special meeting of the shareholders of the Company held in Toronto, Canada on June 18, 2003, the shareholders of the Company approved a special resolution to change the name of the Company to SunOpta Inc. The proposed name change is intended to more accurately reflect the Company's stated mission and focus on the development of vertically integrated natural and organic food businesses. The Company intends to file articles of amendment to change its name and implement the proposed name change throughout the organization on or before December 31, 2003.

Acquisitions during 2003 and 2002

Kettle Valley

On May 1, 2003, Stake acquired 100% of the outstanding shares of Integrated Drying Systems Inc. and its wholly-owned subsidiaries, Kettle Valley Dried Fruits Ltd. and Kettle Valley Dried Fruits, Inc. Purchase consideration totaled $2,668,000 and included a combination of cash, Common Shares and notes payable. Kettle Valley produces natural and organic fruit bars and fruit leathers with an apple base and markets these products under the Kettle Valley Real Fruit Snack and Frunola brands and realized revenues of approximately $4,000,000 in 2002. Kettle Valley operates two production facilities in Summerland, British Columbia, the heart of the British Columbia apple growing district, and is currently constructing a third plant in the State of Washington, the centre of the apple growing district of the Western United States. In addition, Kettle Valley produces a number of private label products for customers in the United States, Canada and the United Kingdom. Kettle Valley products are sold through agents and distributors to the health food and mass markets as well as to various school districts which are committed to improving the dietary content of student lunches.

Opta

On December 4, 2002, Stake completed its cash tender offer for Opta (formerly listed on the Nasdaq - OPTS) for $2.50 per share in accordance with the terms of its tender offer for all of the outstanding shares of Opta. Approximately 92.6% of the outstanding Common Shares of Opta were tendered. On December 18, 2002, the Company merged Opta with Stake Acquisition Corp., a wholly-owned subsidiary of the Company. As a result of this merger and pursuant to applicable law, the remaining 7.4% of Opta's outstanding Common Shares were converted into a right to receive $2.50 per share in cash from Stake. The total purchase price including associated costs was $28,600,000.

Opta is an innovator, manufacturer and marketer of proprietary food ingredients that improve the nutritional content, healthfulness, texture and taste of its customers' food products. Opta's food ingredients are used by more than 350 food companies, including some of the largest consumer packaged food companies and largest quick service restaurant chains in the United States. For the nine-month period ended September 30, 2002, Opta's sales were $21,100,000 from its four manufacturing plants. As of September 30, 2002, Opta's net assets were approximately $38,100,000, which included approximately $9,500,000 in cash and short-term investments.

Simply Organic

On December 1, 2002, the Company acquired privately owned Simply Organic, a Toronto based distributor of natural and organic food products. The purchase price included aggregate cash payments of $187,000 and contingent consideration of $160,000 payable upon achieving certain gross margin targets over the next two to four years. Simply Organic celebrated its second year in business in November, 2002 and had annualized revenues of approximately $3,500,000 in 2002.

Simply Organic distributes a broad range of regionally and internationally grown and produced certified organic food products including Stake's line of organic dairy products, marketed under the trademark Mu, throughout much of Ontario to both the mass market and natural food retail outlets. It has recently expanded to a new 14,000 square foot refrigerated warehouse.

Wild West Organic Harvest

On November 1, 2002, the Company acquired privately owned 632100 B.C. Ltd., formally operated as Wild West Organic Harvest Co-Operative Association, a Vancouver, British Columbia based distributor of organic and natural food products. The purchase price included aggregate cash payments of $889,000 and contingent consideration of $144,000 payable upon achieving certain gross margin targets over the next two to four years. Wild West had annualized revenues of approximately $11,000,000 in 2002.

Wild West distributes approximately 2,400 products throughout Western Canada to both the mass market and natural food retail outlets. Wild West has a historical annual growth rate of 43% over the last three years and operates from a newly expanded 38,000 square foot refrigerated and frozen warehouse facility.

Organic Kitchen

On July 2, 2002, the Company acquired organic feed and related inventories, the Organic Kitchen trademark and the businesses of Organic Kitchen Inc. and Cloud Mountain Inc. (together forming Organic Kitchen). Consideration consisted of $297,000 paid in cash on closing. In addition, the Company will pay 10% of the pre-tax profits earned to December 31, 2005, up to a maximum of $1,268,000. This contingent consideration will be recorded as an increase to goodwill when the amount of the contingency is determinable. No contingent consideration was paid in 2002.

Financings during 2003 and 2002

Public Offering

On August 28, 2003 the Company completed an underwritten offering of 7,000,000 Common Shares at a price of $7.00 per share for gross proceeds of $49,000,000. After deducting underwriter's commissions of $1,960,000 and estimated expenses of the offering of $650,000, the estimated net proceeds to the Company were $46,390,000. The Company used a portion of the net proceeds from the offering to reduce a part of its outstanding indebtedness pursuant to existing credit facilities maintained with a lending syndicate consisting of various Canadian chartered banks and financial institutions and repaid the principal of and accrued interest on the convertible debenture held by Claridge Israel LLC. Any of the net proceeds not applied to reduce such debt or to repay the convertible debenture will be used for general corporate purposes, including future acquisitions, internal expansion projects and working capital requirements.

On September 4, 2003 the underwriters of the previously noted offering of 7,000,000 Common Shares exercised their over-allotment option for an additional 500,000 Common Shares, at a price of US $7.00 per Common Share, for total gross proceeds of US $3,500,000. The net proceeds from this issuance will be used by the Company primarily for general corporate purposes, including future acquisitions, internal expansion projects and working capital requirements.

Bank Financing

The Company completed two bank refinancings in 2002 with a Canadian chartered bank and its U.S. subsidiary (the "Banks") and has completed a further refinancing in February, 2003.

The first refinancing in March, 2002 was used to consolidate a number of separate banking and private lending relationships. This new facility included a CDN $5,000,000 line of credit, a $5 million line of credit, and a $15,000,000 two year term facility payable quarterly based on a seven year amortization period.

In November, 2002, Stake entered into a tender facility agreement with the Banks for $17,000,000, which was used solely for the purchase of Opta's outstanding Common Shares pursuant to the cash tender offer.

In February, 2003, the Company entered into an amended and restated banking agreement with a group of Canadian chartered banks and one of its U.S. subsidiaries (the "Syndicate"). This amended facility increased the term debt to $21,700,000 and the U.S. line of credit to $9,000,000. The incremental proceeds from this facility, in addition to cash on hand were used to repay the tender facility. The term facility is due in March 2005 with a renewal option by the Syndicate and the Company. Principal payments are made quarterly and amortized over seven years. The interest rate under the term facility varies depending on the underlying debt instrument selected and the debt/EBITDA ratio of the Company. The Company intends to renew the facility when it matures in March 2005.

In May, 2003, the Company amended its February, 2003 facility to increase its Canadian line of credit by CDN $2,500,000 to CDN $7,500,000. The additional line was used to repay Kettle Valley's bank debt and will be used to complete the expansion of Kettle Valley into a third facility.

Subscription Agreement

On August 29, 2003, the Company completed an agreement with a trust of which Robert Fetherstonhaugh and Michael Vineberg are the trustees and Stephen Bronfman is the beneficiary, whereby the Company sold 285,714 Common Shares to the trust from treasury by way of a private placement at a price of $7.00 per share for total proceeds of $2,000,000. Mr. Fetherstonhaugh and Mr. Bronfman are two of our directors.

Convertible Debenture

In December 2002, Stake issued to Claridge Israel LLC ("Claridge"), the Company's largest shareholder, a $5 million convertible debenture due November 30, 2004 (the "Debenture"). The Debenture bore interest at the rate of 5.5% per annum and was convertible into Common Shares at a price of $3.00 per share on and after November 30, 2003. The conversion price could be reduced to as low as $2.55 if the Company had issued Common Shares at a price less than $3.00 per share at any time before it matured. The funds were specifically used for the acquisition of Opta. In conjunction with the Debenture, the Company issued warrants to Claridge to purchase up to 250,000 Common Shares at an exercise price of $3.25 per share, expiring November 30, 2004.

This Debenture was repaid on August 29, 2003 using proceeds from the previously referenced public offerings. The Debenture was secured by second mortgages on certain of the Company's properties in Norval, Hamilton and Flamborough, Ontario. These mortgages are in the process of being discharged.

                                  RISK FACTORS

The Common Shares offered hereby are speculative in nature and involve a high degree of risk. Accordingly, in analyzing an investment in these securities, prospective investors should carefully consider, along with other matters referred to herein, the risk factors set forth below. Prospective investors should carefully consider the following risk factors, together with all of the other information appearing, or incorporated by reference, in this Prospectus, in light of his or her particular financial circumstances and/or investment objectives.

We Need Additional Capital to Maintain Current Growth Rates

Our two facilities in Alexandria, Minnesota operate at, or near, capacity on many of their processing lines. Continued growth in these operations is reliant upon our ability to increase capacity through internal capital projects, new facilities or acquisition. Our ability to raise capital, through equity and/or debt financing, is directly related to our ability to continue to grow and improve returns from operations. Additional capital through equity financing may also result in additional dilution to our current shareholders and a decrease in our share price if we are unable to realize returns equal to or above our current rate of return. We will not be able to maintain our growth rate and our strategy as a consolidator within the natural and organic food industries without further capital.

We Operate in a Highly Competitive Industry

We carry on businesses in highly competitive product and geographic markets in the U.S. and Canada. The Food Group's specialty grains and inputs and food ingredients compete with large companies in the U.S. commercial grain procurement market, major chemical companies with food ingredient divisions, other food ingredient companies, stabilizer companies and consumer food companies that also engage in the development and sale of food ingredients. The Food Group's consumer products operation competes against conventional food distributors, providers of organic meat and organic dairy products and significantly larger food companies that provide specialty or high end products. Many of these competitors have financial resources and staff larger than ours and may be able to benefit from economics of scale, pricing advantages and greater resources to launch new products that compete with our offerings. We have little control over and cannot otherwise affect these competitive factors. If we are unable to effectively respond to these competitive factors or if the competition in any of our product markets results in price reductions or decreased demand for our products, our business, results of operations and financial condition will be materially impacted.

Product Liability Suits, if Brought, Could Have a Material Adverse Effect on Our Business

As a manufacturer and marketer of natural and organic food products and environmental mineral products, we are subject to the risk of claims for product liability. If a product liability claim exceeding our insurance coverage were to be successfully asserted against us, it could harm our business.

Technological Innovation by Competitors Could Make Our Products Less Competitive

Competitors include major chemical companies, other food ingredient companies and consumer food companies that also engage in the development and sale of food ingredients. Many of these companies are engaged in the development of texturizers and other food ingredients and have introduced a number of texturizers into the market. Existing products or products under development by our competitors could prove to be more effective or less costly than any products which have been or are being developed by us.

We Rely on Protection of Our Intellectual Property and Proprietary Rights

We and particularly our Food Group and Steam Explosion Technology Group depend, in part, on our ability to protect intellectual property rights. We rely primarily on patent, copyright, trademark and trade secret laws to protect our proprietary technologies. The failure of any patents or other intellectual property rights to provide protection to our technologies would make it easier for our competitors to offer similar products, which could result in lower sales or gross margins.

The Food Group has developed a number of new ingredients and alternatives to accommodate new product adaptation of these and other ingredients into various food items. The nature of a number of the Food Groups products and processes requires us to create and maintain a number of patents and trade secrets. The Food Group's policy is to protect its technology by, among other things, filing patent applications for technology relating to the development of its business in the U.S. and in selected foreign jurisdictions.

Our trademarks and brand names are registered in the United States, Canada and other jurisdictions and we intend to keep these filings current and seek protection for new trademarks to the extent consistent with business needs. We rely on trade secrets, proprietary know-how and confidentiality agreements to protect certain of the technologies and processes used by the Food Group.

In addition, the Steam Explosion Technology Group holds a number of patents on its steam explosion process and is marketing a clean pulping system with a special focus on China. We recognize that there exists a threat of others attempting to copy our proprietary steam explosion technology. To mitigate this risk, the normal business practice of the Steam Explosion Technology Group includes the signing of confidentiality agreements with all parties to which confidential information is supplied including all customers and licensees. We also hold several patents on our equipment and process technology.

We Are Subject to Substantial Environmental Regulation and Policies

We are, and expect to continue to be, subject to substantial federal, state, provincial and local environmental regulation. Specific to the Environmental Industrial Group are regulations governing the recycling of solid waste material regulated by the Ontario Ministry of Environment and Energy and the Commonwealth of Virginia, Department of Environment Quality. Some of the key regulations include:

      o Air Quality - regulated by Environmental Protection Agency (EPA) and certain city/state air pollution control groups.. Emission reports are filed annually;

      o Waste Treatment/Disposal - solid waste is either disposed of by a third-party or in some cases the Company has a permit to haul and land apply the sludge. Agreement exists with local city sewer districts to treat waste at specified levels of biochemical oxygen demand (BOD) and total suspended solids (TSS);

      o Sewer - agreements with the local city sewer districts to treat waste as specified limits of BOD and TSS, which requires weekly/monthly reporting as well as annual inspection; and

      o Hazardous Chemicals - various reports are filed with local city/state emergency response agencies to identify potential hazardous toxic chemicals being used, including Department of Public Safety Emergency Response Commission in Minnesota, and the Kentucky Emergency Response Commission.

Permits are required from certain States and Provinces including the Minnesota Pollution Control Agency, the Commonwealth of Virginia, Department of Environmental Quality and the Ontario Ministry of Environment related to air quality, storm water discharge, solid waste, land spreading and hazardous waste.

In the event that our safety procedures for handling and disposing of potentially hazardous materials in certain of our businesses were to fail, we could be held liable for any damages that result and any such liability could exceed our resources. We may be required to incur significant costs to comply with environmental laws and regulations in the future. In addition, changes to environmental regulations may require us to modify our existing plant and processing facilities and could significantly increase the cost of those operations.

Our soymilk processing facility and aseptic packaging facility, both located in Alexandria, Minnesota, are currently not in complete compliance with the industrial permit limits for the discharge of industrial wastewater. To regain compliance, we will apply for increased and/or consolidated discharge limits. We will also re-engineer certain processes, including the installation of pretreatment equipment at one or both of the facilities within the next 18 months. The estimated capital cost for both facilities is $1,200,000, however operational cost savings will be derived from these capital expenditures. If we fail to regain compliance through the foregoing actions, we could be required to reduce our discharge of such industrial wastewater to approved levels, which may force us to reduce production and/or transfer part of our production capabilities to other facilities.

The foregoing environmental regulations, as well as others common to the industries in which we participate, can present delays and costs that can adversely affect business development and growth. If we fail to comply with applicable laws and regulations, we may be subject to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on our business, results of operations and financial condition. In addition, any changes to current regulations may impact the development, manufacturing and marketing of our products, and may have a negative impact on our future results.

The Food Group Is Subject to Significant Food Regulations

The Food Group is affected by state and federal fertilizer, pesticide, food processing, grain buying and warehousing, and wholesale food regulations. Government-sponsored price supports and acreage set aside programs are two examples of policies that may affect the Food Group. The Food Group is currently in compliance with all state and federal regulations. Because the Food Group is involved in the manufacture, supply, processing and marketing of organic seed and food products, it is voluntarily subject to certain organic quality assurance standards.

Certain food ingredient products are regulated under the 1958 Food Additive Amendments to the Federal Food, Drug and Cosmetic Act of 1938 (FDCA), as administered by the United States Food and Drug Administration (FDA). Under the FDCA, pre-marketing approval by the FDA is required for the sale of a food ingredient which is a food additive unless the substance is generally regarded as safe (GRAS) under the conditions of its intended use by qualified experts in food safety. We believe that most products for which the Food Group has retained commercial rights are GRAS. However, such status cannot be determined until actual formulations and uses are finalized. As a result, the Food Group may be adversely impacted if the FDA determines that our food ingredient products do not meet the criteria for GRAS.

In December 2000, the USDA adopted regulations with respect to a national organic labeling and certification program which became fully effective in October 2002. These regulations, among other things, set forth the minimum standards producers must meet in order to have their products labelled as "certified organic." We currently manufacture and distribute a number of organic products that are covered by these new regulations. While we believe our products and our supply chain are in compliance with these regulations, changes to food regulations may increase our costs to remain in compliance. In addition, in January 2001, the FDA proposed new policy guidelines regarding the labeling of genetically engineered foods. These guidelines, if adopted, could require us to modify the labeling of our products, which could affect the sales of our products and thus harm our business. We could lose our "organic" certification if a facility becomes contaminated with non-organic materials or if we do not use raw materials that are certified organic. The loss of our "organic" certifications could materially harm our business, results of operations and financial condition.

Acceptance of Steam Explosion Technology

The Steam Explosion Technology Group has yet to gain wide acceptance within the industry and consequently earnings can fluctuate from quarter to quarter. Its patented steam technology, while proven, has yet to develop a firm customer base. The success of this division will depend upon its ability to promote commercial acceptance of our steam explosion technology.

Exercise of Warrants and Stock Options and Issuance of Additional Securities Could Dilute the Value of Our Common Shares

As of September 18, 2003, there are approximately 5,109,989 warrants and stock options outstanding to purchase our Common Shares, with exercise prices ranging from $1.06 to $7.49 per Common Share. The exercise of our warrants and stock options could result in dilution in the value of our Common Shares and the voting power represented thereby. Furthermore, to the extent the holders of our warrants and stock options exercise such securities and then sell the Common Shares they receive upon exercise, our share price may decrease due to the additional amount of Common Shares available in the market. The subsequent sales of these shares could encourage short sales by our shareholders and others which could place further downward pressure on our share price. Moreover, the holders of our warrants and stock options may hedge their positions in our Common Shares by short selling our Common Shares, which could further adversely affect our stock price.

In addition, to attract and retain key personnel or to raise capital, we may issue additional securities, including stock options. No prediction can be made as to the effect, if any, that future issuance of stock options or sales of our Common Shares, or the availability of Common Shares for future sale, will have on the market price of our Common Shares prevailing from time to time. Sales of substantial amounts of our Common Shares in the public market, or the perception that such sales could occur, may adversely affect the market price of our Common Shares and may make it more difficult for us to sell our equity securities in the future at a time and price which we deem appropriate.

Our Operating Results and Share Price are Subject to Significant Volatility

Our net sales and operating results may vary significantly from period to period due to:

      o     changes in our operating expenses;

      o     management's ability to execute our business and growth strategies;

      o     personnel changes;

      o     demand for natural products;

      o     supply shortages;

      o     general economic conditions;

      o changes in customer preferences and demands for natural and organic food products;

      o volatility in commodity prices resulting from poor growing conditions, natural disasters or otherwise; and

      o future acquisitions, particularly in periods immediately following the consummation of such acquisition transactions while the operations of the acquired businesses are being integrated into our operations.

In addition, our share price is more volatile than other larger public companies. Announcements regarding:

      o     fluctuations in financial performance from period to period;

      o     mergers and acquisitions;

      o     strategic partnerships or arrangements;

      o     litigation and governmental inquiries;

      o     changes in governmental regulation and policy;

      o     patents or proprietary rights;

      o     changes in consumer preferences and demand;

      o     new financings; and

      o     general market conditions

may have a significant impact on our share price. Higher volatility increases the chance of larger than normal price swings which reduces predictability in the share value of our stock and could impair investment decisions. In addition, price and volume trading volatility in the U.S. stock markets can have a substantial effect on our share price, frequently for reasons other than our operating performance. These broad market fluctuations could adversely affect the market price of our Common Shares.

We Are Subject to Dividend Restrictions and Potential Withholding Taxes on Dividends

We have not paid dividends on our Common Shares since our inception and have used available cash resources to fund growth. Moreover, we are precluded under the terms of various agreements with our creditors from paying dividends until the related indebtedness has been satisfied. It is our intention to retain future earnings to fund growth. We will consider paying dividends on our Common Shares in the future when circumstances permit, having regard to, among other things, our earnings, cash flow and financial requirements, as well as relevant legal and business considerations. Accordingly, investors should not expect to receive a return on investment in our Common Shares through the payment of dividends in the foreseeable future and may not realize a return on investment even if they sell their shares. Any future payment of dividends to holders of our Common Shares will depend on decisions that will be made by the Board of Directors and will depend on then existing conditions, including our financial condition, contractual restrictions, capital requirements and business prospects. Also, if we pay dividends, the receipt of cash dividends by United States shareholders from a Canadian corporation may be subject to a 5% to 15% Canadian withholding tax.

Loss of Our Key Customer Could Materially Reduce Sales and Earnings

We have one customer, The Hain Celestial Group, whose purchases from Stake in fiscal 2002 amounted to more than 10% of our revenue. As a result of this concentration of our customer base, the loss or cancellation of business from The Hain Celestial Group could materially and adversely affect our business, financial condition or results of operations.

We May Not Be Able to Effectively Manage Our Growth and Integrate Acquired Companies

Our growth strategy inherently assumes that we will be able to identify suitable acquisition candidates on terms acceptable to us and that these acquisitions, if pursued and completed, will be integrated successfully. Our ability to effectively integrate current and future acquisitions, including our ability to realize potentially available marketing opportunities and cost savings in a timely and efficient manner will have a direct impact on our future results. We may encounter problems in connection with the integration of any new businesses, such as:

      o     integration of an acquired company's products into our product mix;

      o amount of cost savings that may be realized as the result of our integration of an acquired brand or business;

      o     unanticipated quality and production issues with acquired products;

      o adverse effects on business relationships with our suppliers and customers;

      o     diversion of management attention;

      o     difficulty with personnel and loss of key employees;

      o     compatibility of financial control and information systems; and

      o     exchange rate risk with respect to our acquisitions in Canada.

We Are a Canada Corporation and it May Be Difficult to Enforce Civil Liability Provisions of the United States Federal Securities Laws

We are a Canada corporation and a majority of our officers and directors, as well as certain of the experts named herein are residents of Canada and a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon the Company or such persons, or to enforce in United States Courts judgments against them obtained in such courts predicated upon the civil liability provisions of the United States Federal security laws. ( See "ENFORCABILITY OF CIVIL LIABILITIES", page
14).

                                 USE OF PROCEEDS

The 196,809 Shares being offered were issued to the selling security holders in connection with our acquisition of 100% of the outstanding shares of Integrated Drying Systems Inc. and its wholly-owned subsidiaries, Kettle Valley Dried Fruits Ltd. and Kettle Valley Dried Fruits Inc. We will not receive any of the proceeds from the sale of the Shares by the selling security holders.

                            DESCRIPTION OF SECURITIES

The Company is authorized to issue an unlimited number of Common Shares without par value and an unlimited number of special shares without par value. As of September 18, 2003 Stake had 52,309,681 Common Shares outstanding, including the Common Shares proposed for registration herein. There are no special shares issued and outstanding. The following is a brief summary of certain of the rights of the holders of the Company's capital stock.

Common Shares

The holder of each common share is entitled to one vote, either in person or by proxy, on all matters submitted to shareholders. Holders of Common Shares are entitled to share pro rata in such dividends as may be declared by the Board of Directors. In the event of liquidation, dissolution or winding up of the Company, holders of Common Shares are entitled to share pro rata in the assets of the Company available for distribution. Since shareholders do not have cumulative voting rights, holders of more than 50% of the outstanding voting shares can elect all of the directors of the Company if they choose to do so. In such event, holders of the remaining shares will be unable to elect any director. The Common Shares do not have conversion, subscription or preemptive rights, are not subject to redemption and do not have the benefit of any sinking fund provisions. All outstanding Common Shares are fully paid and non-assessable.

Special Shares

The special shares are issuable in series. Subject to the Company's Articles of Amalgamation, the Board of Directors is authorized to fix, before issuance, the designation, rights, privileges, restrictions and conditions attached to the shares of each series. The special shares would rank prior to the Common Shares with respect to dividends and return of capital on dissolution. Except with respect to matters as to which the holders of special shares are entitled to vote as a class, the holders of special shares will not be entitled to vote at meetings of shareholders.

The Articles of Amalgamation, as amended, and the By-Laws of the Company and the Canada Business Corporations Act govern the rights of holders of the Common Shares. The Articles of Amalgamation and By-Laws may be amended so as to modify such rights and major corporate changes (such as amalgamation, reorganization and sale of all or substantially all assets) may be effected, by not less than two-thirds of the votes cast by the shareholders voting in person or by proxy at a general meeting of the Company.

                                 DIVIDEND POLICY

We have not paid any cash dividends on our Common Shares since our inception and we intend to retain future earnings to fund growth. Moreover, we are precluded under the terms of various agreements with our creditors from paying dividends until the related indebtedness has been satisfied. We will consider paying dividends on our Common Shares in the future when circumstances permit, having regard to, among other things, earnings, cash flow and financial requirements, as well as relevant legal and business considerations.

                            SELLING SECURITY HOLDERS

We originally issued the Shares offered by this Prospectus to the selling security holders in connection with our acquisition of 100% of the outstanding shares of Integrated Drying Systems Inc. and its wholly-owned subsidiaries, Kettle Valley Dried Fruits Ltd. and Kettle Valley Dried Fruits Inc. This Prospectus registers the Shares. We will not receive any of the proceeds from the possible sale of the Shares by the selling security holders. (See "USE OF PROCEEDS", page 11). The following table sets forth information with respect to Shares owned by such selling security holders. The information regarding Common Shares to be owned after the offering assumes the sale of all Shares offered by the selling security holders by this Prospectus.

------------------------------------------------------------------------------------------------------------------------------
                                                                                                           Number of Shares to
                                                        Number of Shares Held        Number of Shares        be Owned After
         Name of Selling Security Holder                  Prior to Offering            being Offered             Offering
------------------------------------------------------------------------------------------------------------------------------
John L. Boot                                                     44,573                    44,573                    0
------------------------------------------------------------------------------------------------------------------------------
Linda Joy Boot                                                   53,096                    53,096                    0
------------------------------------------------------------------------------------------------------------------------------
Russell Visser                                                   35,272                    35,272                    0
------------------------------------------------------------------------------------------------------------------------------
Bill Gortemaker                                                   3,885                     3,885                    0
------------------------------------------------------------------------------------------------------------------------------
Jake and Carolyn Kulk                                             3,885                     3,885                    0
------------------------------------------------------------------------------------------------------------------------------
Ben and Kathy Kulk                                                3,885                     3,885                    0
------------------------------------------------------------------------------------------------------------------------------
Bill and Henrietta Raap                                           3,885                     3,885                    0
------------------------------------------------------------------------------------------------------------------------------
John and Audrey Toet                                              3,885                     3,885                    0
------------------------------------------------------------------------------------------------------------------------------
Lawrence Toet                                                     2,838                     2,838                    0
------------------------------------------------------------------------------------------------------------------------------
Allan and Anita Vanderveen                                        2,838                     2,838                    0
------------------------------------------------------------------------------------------------------------------------------
Marilyn Toet                                                      1,048                     1,048                    0
------------------------------------------------------------------------------------------------------------------------------
Debra Klamut                                                     13,436                    13,436                    0
------------------------------------------------------------------------------------------------------------------------------
Ian Kennedy                                                       3,792                     3,792                    0
------------------------------------------------------------------------------------------------------------------------------
Barb Kennedy                                                      3,792                     3,792                    0
------------------------------------------------------------------------------------------------------------------------------
James Edward Clark                                                1,572                     1,572                    0
------------------------------------------------------------------------------------------------------------------------------
Kelvin Vanderveen                                                 3,772                     3,772                    0
------------------------------------------------------------------------------------------------------------------------------
Leslie Vanderveen                                                 3,772                     3,772                    0
------------------------------------------------------------------------------------------------------------------------------
866864 Alberta Ltd (Lorne and Wendy White)                        7,583                     7,583                    0
------------------------------------------------------------------------------------------------------------------------------
                                  Total                         196,809                   196,809                    0
------------------------------------------------------------------------------------------------------------------------------

                              PLAN OF DISTRIBUTION

Resales by the Selling Security Holders and Others

The selling security holders may offer the Shares from time to time either in increments or in a single transaction. These sales may be made on or at prices related to the then current market price or at negotiated prices.

The selling security holders may also decide not to sell any or all of the Shares allowed to be sold under this Prospectus. The selling security holders will act independently of Stake in making decisions with respect to the timing, manner and size of each sale.

The term "selling security holders" includes donees, persons who receive Shares from the selling security holders after the date of this Prospectus by gift. The term also includes distributees who receive Shares from selling security holders after the date of this Prospectus as a distribution to members or partners of the selling security holders.

The methods by which the Shares may be sold may include, but are not limited to, the following:

      o Block trades in which the broker or dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o Purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this Prospectus;

      o Over-the-counter distributions in accordance with the rules of the Nasdaq Market or the Toronto Stock Exchange;

      o Ordinary brokerage transactions and transactions in which the broker solicits purchasers;

      o     Privately negotiated transactions; and

      o     A combination of any of these methods of sale.

In effecting sales, brokers or dealers engaged by the selling security holder may receive commissions or discounts from the selling security holder or from the purchasers in amounts to be negotiated immediately prior to the sale.

Costs and Commissions

We will pay all costs, expenses and fees in connection with the registration of the Shares being offered by this Prospectus. The selling security holders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of the Shares.

We have agreed to indemnify the selling security holders, against specified liabilities and expenses arising out of or based upon the information set forth or incorporated by reference in this Prospectus, and the registration statement of which this Prospectus is a part, including liabilities under the Securities Act and the Exchange Act. The selling security holders and any brokers participating in the sales of the Shares may be deemed to be underwriters within the meaning of the Securities Act.

Any commissions paid or any discounts or concessions allowed to any broker, dealer, underwriter, agent or market maker and, if any broker, dealer, underwriter, agent or market maker purchases any of the Shares as principal, any profits received on the resale of those Shares, may be deemed to be underwriting commissions or discounts under the Securities Act.

Prospectus Delivery Requirements

Because the selling security holders may be deemed an underwriter, the selling security holders must deliver this Prospectus and any supplements to this Prospectus in the manner required by the Securities Act.

Regulation M

The selling security holders and any other persons participating in the sale or distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the Shares by, the selling security holders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the Shares offered by this Prospectus.

Compliance With State Law

In jurisdictions where the state securities laws require it, the selling security holders' Shares offered by this Prospectus may be sold only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and has been complied with.

Sales Under Rule 144

The selling security holders may also resell all or a portion of the Shares offered by this Prospectus in open market transactions in reliance upon Rule 144 under the Securities Act. To do so, the selling security holder must meet the criteria and comply with the requirements of Rule 144.

                                  LEGAL MATTERS

Messrs. Basman Smith LLP, Toronto, Ontario, the Company's Canadian counsel have passed upon the validity of the issuance of the Shares offered by this Prospectus.

                                     EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, Chartered Accountants, given on the authority of said firm as experts in auditing and accounting.

                          TRANSFER AGENT AND REGISTRAR

The transfer agent and the registrar for the Common Shares in Canada is Equity Transfer Services Inc., at its principal office in Toronto, Ontario and American Stock Transfer and Trust Company in the United States, at its principal office in New York, New York.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are governed by the provisions of the Canada Business Corporations Act ("CBCA"), the Articles of Amalgamation, the bylaws and insurance policies, which serve to indemnify them against liabilities, which they may incur in such capacities. These various provisions are described below.

Indemnification and Insurance - Under the CBCA, we have the right to indemnify a present or former director or officer of the corporation or another individual who acts or acted at our request as a director or officer, or an individual who acts in a similar capacity of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred if such individual acted honestly and in good faith with a view to our best interests and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, if she or he had reasonable grounds for believing her or his conduct was lawful. In the latter case, we have the obligation to indemnify such person if he or she complies with the foregoing requirements and was not judged by the court or other competent authority to have committed any fault or omitted to do anything that such individual ought to have done. We also have the right, with the approval of a court, to indemnify such persons in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favour, to which the individual is made a party because of his or her association with the corporation or such other entity or to advance monies to such person for the costs, charges and expenses of such proceeding if he or she fulfills the foregoing requirements. If such person does not fulfill such requirements, he or she is required to repay the monies so advanced.

However, no such indemnification relieves a director or officer from the duty to act in accordance with the requirement of the CBCA, honestly and in good faith with a view to our best interests, and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The bylaws generally provide for mandatory indemnification of our directors and officers to the full extent provided by the CBCA.

We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer of Stake, or is or was a director or officer of Stake serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, so long as the director or officer acted honestly and in good faith with a view to our best interests.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, those provisions are, in the opinion of the SEC, against public policy as expressed in the Securities Act of 1933 and are therefore unenforceable.

                       ENFORCEABILITY OF CIVIL LIABILITIES

The Company is a Canada corporation. A majority of its officers and directors, as well as certain of the experts named herein, are residents of Canada and a substantial portion of the assets of the Company and of such persons are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon the Company or such persons or to enforce, in United States courts judgments against them obtained in such courts predicated upon the civil liability provisions of the United States federal securities laws. The Company has been advised by its Canadian counsel Basman Smith LLP of Toronto, Ontario, that there is doubt as to whether Canadian courts would: (a) enforce judgments of United States courts obtained in actions against the Company or such persons predicated upon the civil liability provisions of the United States federal securities laws; or (b) enforce, in original actions, liabilities against the Company or such persons predicated solely upon the United States federal securities laws.

                       WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act") and therefore we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC" or "Commission") and since the Company's listing on the Toronto Stock Exchange on November 6, 2001 these type of documents are also filed with the Ontario Securities Commission and the Toronto Stock Exchange.

You may read and copy any of the reports, proxy statements and any other information that we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies can be obtained at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access filed documents at the SEC's Website at www.sec.gov .

Reports, proxy and information statements and other information about us may also be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

You may also read and copy any of the reports, proxy statements and any other information that we file with the Ontario Securities Commission and the Toronto Stock Exchange at the Canadian Depository's Website at www.sedar.com .

The Company's Common Shares are quoted on the Nasdaq Smallcap Market under the trading symbol "STKL" and on the Toronto Stock Exchange as "SOY".

We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933, as amended ("Securities Act"), with respect to the Shares offered in this Prospectus. This Prospectus is part of that Registration Statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the Registration Statement. For further information about our Common Shares, and us, we refer you to those copies of contracts or other documents that have been filed as exhibits to the Registration Statement, and statements relating to such documents are qualified in all respects by such reference. You can review and copy the Registration Statement and its exhibits and schedules from the SEC at the address listed above or from its Internet site. Requests should be directed to:

                              Stake Technology Ltd.
                 2838 Highway 7, Norval, Ontario, Canada L0P 1K0
           Attention: Steven R. Bromley, Executive Vice President and
                            Chief Financial Officer
               Telephone number (905) 455-1990 Fax (905) 455-2529
                            Email: info@staketech.com

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses (in US$) to be incurred in connection with the issuance and distribution of the securities being registered hereby:

SEC registration fee....................................................$161.80
Accounting fees and expenses..........................................$2,500.00*
Legal fees and expenses...............................................$5,000.00*
Miscellaneous...........................................................$338.20*

           TOTAL......................................................$8,000.00*

*Estimated

Item 15.. Indemnification of Directors and Officers

Section 124 of the Canada Business Corporations Act ("CBCA") provides, in pertinent part, as follows:

(1) Indemnification     A corporation may indemnify a director or officer of the
                        corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

(2) Advance of costs    A corporation may advance moneys to a director, officer
                        or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfill the conditions of subsection (3).

(3) Limitation          A corporation may not indemnify an individual under
                        subsection (1) unless the individual

                        (a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation's request; and

                        (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful.

(4) Indemnification in A corporation may with the approval of a court, derivative actions indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favour, to which the individual is made a party because of the individual's association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

(5) Right to indemnity  Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual's association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity

                        (a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

                        (b)   fulfils the conditions set out in subsection (3).

(6) Insurance           A corporation may purchase and maintain insurance for
                        the benefit of an individual referred to in subsection
                        (1) against any liability incurred by the individual

                        (a) in the individual's capacity as a director or officer of the corporation; or

                        (b) in the individual's capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation's request.

Pursuant to its By-Laws, the Company shall indemnify any person, and his or her heirs and legal representatives who is or was a director or officer of the Company, or who acts or acted at the request of the Company as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the Company or such body corporate, if such person acted honestly and in good faith with a view to the best interests of the Company, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that his or her conduct was lawful. No director or officer of the Company shall be indemnified by the Company in respect of any liability, costs, charges or expenses that such person sustains or incurs in or about any action, suit or other proceeding as a result of which he or she is adjudged to be in breach of any duty or responsibility imposed upon him or her under the CBCA or under any other statute unless, in an action brought against him or her in their capacity as director or officer, he or she have achieved complete or substantial success as a defendant. Subject to the limitations contained in the CBCA, the Company may purchase, maintain or participate in such insurance for the benefit of such persons as the board of directors may, from time to time, determine.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. The Company is subject, insofar as its Articles of Amalgamation and internal affairs are concerned, to the laws of Canada, and it has been advised by its Canadian counsel, Messrs. Basman Smith LLP, that, in their opinion, Canadian courts would allow indemnification for liabilities arising under the Act, provided that the indemnification came within the limits of the above quoted sections of the CBCA, since such provisions are not contrary to the public policy of Canada. (See "Enforceability of Civil Liabilities.")

Item 16. Exhibits

            5     Opinion of Basman Smith LLP *

            23.1  Consent of Basman Smith LLP, included in Exhibit 5 *

            23.2  Consent of PricewaterhouseCoopers LLP *

            * Previously filed as Exhibits to Registration No. 333-109016

Item 17. Undertakings

      (a)   The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any Prospectus required by Section 10(a)(2) of the Securities Act of 1933;

            (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the Town of Norval, Province of Ontario, Canada, on this 29th day of September , 2003.

                                        STAKE TECHNOLOGY LTD.


                                        By: /s/ Steven Bromley
                                            ------------------------------------
                                            Steven R. Bromley
                                            Executive Vice President and
                                            Chief Financial Officer

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, each person whose signature appears below has constituted and appointed Jeremy N. Kendall and Steven R. Bromley as his or her true and lawful attorneys-in-fact, each acting alone, with full power of substitution and resubstitution, for such person and in his or her name, place and stead in any and all capacities, to sign any or all amendments (including post-effective amendments) to Registration Statement No. 333-109016, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, having granted unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                                      Title                                      Date
         ---------                                      -----                                      ----
         *                             Chairman and Chief Executive Officer                 September 29, 2003
         ------------------------      (Principal Executive Officer)
         Jeremy N. Kendall

          /s/ Steven Bromley           Executive Vice President and Chief                   September 29, 2003
         ------------------------      Financial Officer (Principal Financial Officer)
         Steven R. Bromley

         *                             Director                                             September 29, 2003
         ------------------------
         Cyril A. Ing

         *                             Director                                             September 29, 2003
         ------------------------
         Joseph Riz

         *                             Director and Authorized                              September 29, 2003
         ------------------------      Representative in the United States
         James K. Rifenbergh

         *                             Director                                             September 29, 2003
         ------------------------
         Dennis W. Anderson

            *                          Director and President of the Grains and Soy         September 29, 2003
         ------------------------      Products Group
         Allan Routh

           *                           Director                                             September 29, 2003
         ------------------------
         Katrina Houde

         *                             Director                                             September 29, 2003
         ------------------------
         Camillo Lisio

         *                             Director                                             September 29, 2003
         ------------------------
         Stephen R. Bronfman

         *                             Director                                             September 29, 2003
         ------------------------
         Robert Fetherstonhaugh

* By his signature set forth below, Steven R. Bromley, pursuant to a Power of Attorney duly executed on the signature page of Registration No. 333-109016 as filed with the Securities and Exchange Commission, has signed this Amendment to Registration Statement on behalf of and as Attorney-in-fact for the foregoing persons.


      /s/ Steven R. Bromley
      ---------------------
By:   Steven R. Bromley
      Attorney-in-Fact